Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Sara Garland
	Senior Vice President, Finance & Investor Relations	Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS THIRD QUARTER 2025 RESULTS
-- GAAP Diluted Loss Per Share of $(13.50); Adjusted Diluted Earnings Per Share of $0.50 --
•Adjusted diluted EPS of $0.50 in the third quarter of 2025, including a $0.10 benefit of a low adjusted effective tax rate in the quarter as compared to the expected full year adjusted effective tax rate of 20-21%.
•$6.7 billion non-cash goodwill impairment, resulting in a GAAP loss and corresponding reduction of retained earnings in the third quarter of 2025. After the reduction to retained earnings, the debt-to-capital ratio was 45.5% at September 30, 2025.
•Medicaid HBR of 93.4% in the third quarter, including an approximate 40 basis point benefit from a retroactive revenue adjustment attributed to the first and second quarters of 2025 from a large state.
•Commercial and Medicare segment results in line with expectations.
•Increases 2025 full year adjusted diluted EPS forecast by $0.25 to at least $2.00.

ST. LOUIS, October 29, 2025 -- Centene Corporation (NYSE: CNC) (the Company) announced today its financial results for the third quarter ended September 30, 2025. In summary, the 2025 third quarter results were as follows:

Total revenues (in millions)	$49,690
Premium and service revenues (in millions)	$44,898
Health benefits ratio	92.7%
SG&A expense ratio	7.0%
Adjusted SG&A expense ratio (1)	7.0%
GAAP diluted loss per share	$(13.50)
Adjusted diluted earnings per share (1)	$0.50
Total cash flow provided by operations (in millions)	$1,356

(1)
Represents a non-GAAP financial measure. A full reconciliation of the adjusted diluted earnings per share (EPS) and adjusted selling, general and administrative (SG&A) expenses is shown in the Non-GAAP Financial Presentation section of this release.

"Our third quarter results and increased full year outlook demonstrate tangible progress against the near-term milestones we laid out for investors in July," said Chief Executive Officer of Centene, Sarah M. London. "While much work remains ahead, our organization remains focused on driving margin improvement, delivering outcomes for our members, and positioning the business for long-term success."

Awards & Community Engagement

•In September, Centene was named in the inaugural 2025 Forbes® America's Best Employers for Company Culture™ list, which recognizes organizations with high-ranking levels of employee satisfaction based on fairness, opportunity and other company culture-related topics.

•In September, the Centene Foundation and Carolina Complete Health, a Centene subsidiary, announced a multi-year investment in the North Carolina Clinician and Physician Retention and Well-being Consortium to strengthen the mental health and well-being of physicians, nurses and other healthcare professionals across North Carolina.

•In August, Managed Health Services, a Centene subsidiary, announced the list of organizations in Indiana selected to receive funding and programmatic support through MHS Serves' Youth Mental Health Empowerment Program, a partnership aimed at supporting the expansion and enhancement of programs, services and resources that directly address youth access to mental healthcare.

•In July, the Centene Foundation and Superior HealthPlan, a Centene subsidiary, announced the grand opening of a multi-purpose community health center in Uvalde, Texas. The space provides primary, behavioral and dental health services, community support and outreach programs, and educational and workforce development resources.

Membership

The following table sets forth membership by line of business:

	September 30,
	2025	2024
Traditional Medicaid (1)	11,115,400	11,478,600
High Acuity Medicaid (2)	1,591,000	1,590,200
Total Medicaid	12,706,400	13,068,800
Marketplace	5,828,100	4,501,300
Individual and Commercial Group (3)	447,900	426,600
Total Commercial	6,276,000	4,927,900
Medicare (4)	1,013,200	1,129,900
Medicare Prescription Drug Plan (PDP)	7,972,500	6,766,400
Total at-risk membership	27,968,100	25,893,000
TRICARE eligibles	—	2,747,000
Total	27,968,100	28,640,000

(1)	Membership includes Temporary Assistance for Needy Families (TANF), Medicaid Expansion, Children's Health Insurance Program (CHIP), Foster Care and Behavioral Health.
(2)	Membership includes Aged, Blind, or Disabled (ABD), Intellectual and Developmental Disabilities (IDD), Long-Term Services and Supports (LTSS) and Medicare-Medicaid Plans (MMP) Duals.
(3)	Membership includes Commercial Group, Individual Coverage Health Reimbursement Arrangement (ICHRA) and Other Off-Exchange Individual.
(4)	Membership includes Medicare Advantage and Medicare Supplement.

Premium and Service Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended September 30,
	2025	2024	% Change
Medicaid	$23,171	$21,316	9%
Commercial	10,992	8,693	26%
Medicare (1)	9,391	5,643	66%
Other	1,344	1,247	8%
Total premium and service revenues	$44,898	$36,899	22%

(1)	Medicare includes Medicare Advantage, Medicare Supplement and Medicare PDP.

Statement of Operations: Three Months Ended September 30, 2025

•For the third quarter of 2025, premium and service revenues increased 22% to $44.9 billion from $36.9 billion in the comparable period of 2024. The increase was primarily driven by premium and membership growth in the PDP business, overall market growth in the Marketplace business, and rate increases in the Medicaid business, partially offset by lower Medicaid membership.

•Health benefits ratio (HBR) of 92.7% for the third quarter of 2025 represents an increase from 89.2% in the comparable period in 2024. The increase was primarily driven by increased Marketplace medical costs, lower Marketplace estimated risk adjustment revenue and program changes in the PDP business as a result of the Inflation Reduction Act (IRA) compared to the third quarter of 2024. The increase was also driven by higher medical costs in Medicaid driven primarily by behavioral health and home health, partially offset by Medicaid rate and revenue increases.

•The SG&A expense ratio was 7.0% for the third quarter of 2025, compared to 8.3% in the third quarter of 2024. The adjusted SG&A expense ratio was 7.0% for the third quarter of 2025, compared to 8.3% in the third quarter of 2024. The decreases were primarily driven by continued leveraging of expenses over higher revenues and growth in the PDP business, which operates at a meaningfully lower SG&A expense ratio as compared to the overall company. The decreases were partially offset by growth in the Marketplace business, which operates at a meaningfully higher SG&A expense ratio.

•As a result of market conditions in July 2025, including the One Big Beautiful Bill Act and the decline in the Company's stock price, we performed a quantitative impairment analysis during the third quarter to determine whether goodwill was impaired. In October 2025, we completed our quantitative goodwill impairment analysis and recorded a non-cash goodwill impairment of $6.7 billion in the third quarter of 2025.

•The effective tax rate was 0.6% for the third quarter of 2025, compared to 22.9% in the third quarter of 2024. The effective tax rate for the third quarter of 2025 reflects the non-deductible nature of the goodwill impairment and the impact of estimating interim period taxes on the year-to-date tax method. For the third quarter of 2025, our effective tax rate on adjusted earnings was 2.5%, compared to 23.3% in the third quarter of 2024. The adjusted effective tax rate for the third quarter of 2025 reflects the impact of estimating interim period taxes on the year-to-date tax method.

•GAAP diluted loss per share was $(13.50) for the third quarter of 2025, driven by the goodwill impairment.

•Adjusted diluted EPS of $0.50 for the third quarter of 2025.

•Cash flow provided by operations for the third quarter of 2025 was $1.4 billion, primarily driven by the timing of claims and other payments.

Balance Sheet

At September 30, 2025, the Company had cash, investments and restricted deposits of $38.8 billion and maintained $357 million of cash and cash equivalents in its unregulated entities. Medical claims liabilities totaled $21.5 billion. The Company's days in claims payable (DCP) was 48 days, an increase of one day as compared to the second quarter of 2025. Total debt was $17.6 billion, which included no borrowings on the $4.0 billion Revolving Credit Facility at quarter end.

Outlook

The Company is updating its full year 2025 GAAP forecast to a diluted loss per share not to exceed $(12.85). The Company is updating its full year 2025 adjusted diluted EPS forecast to at least $2.00, an increase of $0.25 from the $1.75 forecast discussed on the July earnings call.

Conference Call

As previously announced, the Company will host a conference call Wednesday, October 29, 2025, at 9:00 a.m. ET to review the financial results for the third quarter and year-to-date ended September 30, 2025.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 0266211 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly following the completion of the call for the next 12 months or until 11:59 p.m. ET on Wednesday, October 28, 2026, at the aforementioned URL. In addition, a digital audio playback will be available until 9 a.m. ET on Wednesday, November 5, 2025, by dialing 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or +1-412-317-0088 from abroad, and entering access code 1579386.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company's performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP financial measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial measures that excludes amortization of acquired intangible assets, acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time.

The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
GAAP net earnings (loss) attributable to Centene	$(6,631)	$713	$(5,573)	$3,022
Amortization of acquired intangible assets	170	173	516	519
Acquisition and divestiture related expenses	—	8	1	75
Other adjustments (1)	6,754	—	6,815	(97)
Income tax effects of adjustments (2)	(48)	(45)	(148)	(171)
Adjusted net earnings	$245	$849	$1,611	$3,348

(1) Other adjustments include the following pre-tax items:
2025:
(a) for the three months ended September 30, 2025: goodwill impairment of $6,723 million, real estate impairment of $22 million and exit costs related to the wind-down of certain contracts in the Other segment of $9 million;

(b) for the nine months ended September 30, 2025: goodwill impairment of $6,723 million, intangible asset impairment related to the wind-down of certain contracts in the Other segment of $55 million, a net loss on real estate transactions of $18 million, a reduction to the previously reported gain on the sale of Magellan Rx of $10 million and exit costs related to the wind-down of certain contracts in the Other segment of $9 million.

2024:
(a) for the nine months ended September 30, 2024: net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration and finalization of working capital adjustments of $83 million, net gain on the sale of property of $21 million, gain on the previously reported divestiture of Circle Health Group (Circle Health) of $20 million, Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contract of $14 million, severance costs due to a restructuring of $13 million, an additional loss on the divestiture of our Spanish and Central European businesses of $7 million and gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments of $7 million.

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The three and nine months ended September 30, 2025, include a tax benefit of $4 million related to tax adjustments on previously reported divestitures and impacts of the One Big Beautiful Bill Act (OBBBA). The three and nine months ended September 30, 2024, include a tax benefit of $2 million related to tax adjustments on previously reported divestitures.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
GAAP diluted earnings (loss) per share attributable to Centene	$(13.50)	$1.36	$(11.29)	$5.69
Amortization of acquired intangible assets	0.35	0.33	1.05	0.98
Acquisition and divestiture related expenses	—	0.02	—	0.14
Other adjustments (3)	13.75	—	13.81	(0.18)
Income tax effects of adjustments (4)	(0.10)	(0.09)	(0.30)	(0.32)
Effect of basic to diluted shares (5)	—	—	(0.01)	—
Adjusted diluted EPS	$0.50	$1.62	$3.26	$6.31

(3) Other adjustments include the following pre-tax items:
2025:
(a) for the three months ended September 30, 2025: goodwill impairment of $13.69 per share ($13.67 after-tax), real estate impairment of $0.04 per share ($0.04 after-tax) and exit costs related to the wind-down of certain contracts in the Other segment of $0.02 per share ($0.02 after-tax);

(b) for the nine months ended September 30, 2025: goodwill impairment of $13.62 per share ($13.61 after-tax), intangible asset impairment related to the wind-down of certain contracts in the Other segment of $0.11 per share ($0.08 after-tax), a net loss on real estate transactions of $0.04 ($0.03 after-tax), a reduction to the previously reported gain on the sale of Magellan Rx of $0.02 ($0.02 after-tax) and exit costs related to the wind-down of certain contracts in the Other segment of $0.02 per share ($0.01 after-tax);

2024:
(a) for the nine months ended September 30, 2024: net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration and finalization of working capital adjustments of $0.15 ($0.11 after-tax), net gain on the sale of property of $0.04 ($0.03 after-tax), gain on the previously reported divestiture of Circle Health of $0.04 ($0.12 after-tax), Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contract of $0.03 ($0.02 after-tax), severance costs due to a restructuring of $0.02 ($0.01 after-tax), an additional loss on the divestiture of our Spanish and Central European businesses of $0.01 ($0.01 after-tax) and gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments of $0.01 ($0.01 after-tax).

(4) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The three and nine months ended September 30, 2025, include a tax benefit of $0.01 related to tax adjustments on previously reported divestitures and impacts of the OBBBA.

(5) Reflects the $0.00 and $0.01 impact of using 491,636 thousand and 494,763 thousand shares in the calculation of adjusted diluted EPS for the three and nine months ended September 30, 2025, respectively. The additional 495 thousand and 1,119 thousand shares for the three and nine months ended September 30, 2025, respectively, were excluded from the calculation of the GAAP net loss per share and related adjustments due to their anti-dilutive effect.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
GAAP selling, general and administrative expenses	$3,145	$3,057	$9,534	$9,169
Less:
Acquisition and divestiture related expenses	—	8	1	75
Restructuring costs	9	—	9	13
Real estate transaction costs	2	—	2	—
Adjusted selling, general and administrative expenses	$3,134	$3,049	$9,522	$9,081

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition and divestiture related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder's equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average medical claims expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in claims payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State-directed Payments: Payments directed by a state that have minimal risk but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. In many instances, the Company has little visibility to the timing of these payments until they are paid by a state.

•Pass-through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to more than 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "predict," "intend," "seek," "target," "goal," "potential," "may," "will," "would," "could," "should," "can," "continue," and other similar words or expressions (and the negative thereof). Also, our full year 2025 GAAP diluted loss per share and adjusted diluted EPS forecasts contained in this release are forward-looking statements. Centene Corporation and its subsidiaries (Centene, the Company, our or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our expected future operating or financial performance, changes in laws and regulations, market opportunity, expectations concerning pricing actions, competition, expected contract start dates and terms, expected activities in connection with completed and future acquisitions and dispositions, our investments, and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments, and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive, and other factors that may cause our or our industry's actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables, and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical costs; rate cuts, insufficient rate changes or other payment reductions or delays by government payors affecting our government businesses; the effect of social, economic, and political conditions, geopolitical events and state and federal policies, including the amount and terms of state and federal funding for government-sponsored healthcare programs, including as a result of changes in U.S. presidential administrations or Congress; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder, including the timing and terms of renewal or modification of the enhanced advance premium tax credits or program integrity initiatives that could have the effect of reducing membership or profitability of our products; unanticipated increased healthcare costs, including due to changes in consumer and provider behaviors, inflation and tariffs; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that could impact revenue and future growth; competition, including for providers, broker distribution networks, contract reprocurements and organic growth; our ability to adequately anticipate demand and timely provide for operational resources to maintain service level requirements in compliance with the terms of our contracts and state and federal regulations; our ability to comply with the terms of our contracts and state and federal regulations and our ability to effectively oversee our third-party vendors to comply with the terms of their contracts with us and state and federal regulations; our ability to manage our information systems effectively; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third-party vendors; impairments to real estate, investments, goodwill and intangible assets; changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain skilled personnel; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; our ability to effectively and ethically use artificial intelligence and machine learning in compliance with applicable laws; changes in macroeconomic conditions, including inflation, interest rates and volatility in the financial markets; negative public perception of the Company and the managed care industry; uncertainty concerning government shutdowns, debt ceilings or funding; tax matters; disasters, climate-related incidents, acts of war or aggression or major epidemics; changes in expected contract start dates and terms; changes in provider, broker, vendor, state, federal and other contracts and delays in the timing of regulatory approval of contracts, including due to protests and our ability to timely comply with any such changes to our contractual requirements or manage any unexpected delays in regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare or other customers); the difficulty of predicting the timing or outcome of legal or regulatory audits, investigations, proceedings or matters including, but not limited to, our ability to resolve claims and/or allegations on acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought; challenges to our contract awards; cyber-attacks or other data security incidents or our failure to comply with applicable privacy, data or security laws and regulations; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the terms of our contracts and the undertakings in connection with any regulatory, governmental, or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, or accretion for acquisitions or dispositions; losses in our investment portfolio; restrictions and limitations in connection with our indebtedness; a downgrade of our corporate family rating, issuer rating or credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission (SEC). This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,058	$14,063
Premium and trade receivables	23,109	19,713
Short-term investments	2,179	2,622
Other current assets	1,716	1,601
Total current assets	44,062	37,999
Long-term investments	18,180	17,429
Restricted deposits	1,416	1,390
Property, software and equipment, net	2,161	2,067
Goodwill	10,835	17,558
Intangible assets, net	4,840	5,409
Other long-term assets	593	593
Total assets	$82,087	$82,445
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$21,493	$18,308
Accounts payable and accrued expenses	16,875	13,174
Return of premium payable	1,568	2,008
Unearned revenue	656	661
Current portion of long-term debt	38	110
Total current liabilities	40,630	34,261
Long-term debt	17,545	18,423
Deferred tax liability	810	684
Other long-term liabilities	2,047	2,567
Total liabilities	61,032	55,935
Commitments and contingencies
Redeemable noncontrolling interests	23	10
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at September 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 623,120 issued and 491,414 outstanding at September 30, 2025, and 620,195 issued and 495,907 outstanding at December 31, 2024	1	1
Additional paid-in capital	20,713	20,562
Accumulated other comprehensive (loss)	(100)	(504)
Retained earnings	9,775	15,348
Treasury stock, at cost (131,706 and 124,288 shares, respectively)	(9,441)	(8,997)
Total Centene stockholders' equity	20,948	26,410
Nonredeemable noncontrolling interest	84	90
Total stockholders' equity	21,032	26,500
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$82,087	$82,445

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Premium	$44,126	$36,115	$127,578	$106,784
Service	772	784	2,276	2,425
Premium and service revenues	44,898	36,899	129,854	109,209
Premium tax	4,792	5,124	15,198	13,057
Total revenues	49,690	42,023	145,052	122,266
Expenses:
Medical costs	40,902	32,201	116,213	93,898
Cost of services	651	692	1,990	2,041
Selling, general and administrative expenses	3,145	3,057	9,534	9,169
Depreciation expense	147	140	430	408
Amortization of acquired intangible assets	170	173	516	519
Premium tax expense	4,886	5,095	15,449	13,218
Impairment	6,743	—	6,798	13
Total operating expenses	56,644	41,358	150,930	119,266
Earnings (loss) from operations	(6,954)	665	(5,878)	3,000
Other income (expense):
Investment and other income	450	432	1,203	1,440
Interest expense	(170)	(176)	(510)	(530)
Earnings (loss) before income tax	(6,674)	921	(5,185)	3,910
Income tax (benefit) expense	(42)	211	392	896
Net earnings (loss)	(6,632)	710	(5,577)	3,014
Loss attributable to noncontrolling interests	1	3	4	8
Net earnings (loss) attributable to Centene Corporation	$(6,631)	$713	$(5,573)	$3,022

Net earnings (loss) per common share attributable to Centene Corporation:
Basic earnings (loss) per common share	$(13.50)	$1.37	$(11.29)	$5.71
Diluted earnings (loss) per common share	$(13.50)	$1.36	$(11.29)	$5.69

Weighted average number of common shares outstanding:
Basic	491,141	521,965	493,644	528,912
Diluted	491,141	523,542	493,644	530,915

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net earnings (loss)	$(5,577)	$3,014
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities
Depreciation and amortization	946	927
Stock compensation expense	146	181
Impairment	6,798	13
Deferred income taxes	13	14
(Gain) loss on divestitures, net	10	(103)
Changes in assets and liabilities
Premium and trade receivables	(3,338)	(2,737)
Other assets	(245)	78
Medical claims liabilities	3,176	(5)
Unearned revenue	(5)	(58)
Accounts payable and accrued expenses	2,681	(503)
Other long-term liabilities	38	(84)
Other operating activities, net	8	4
Net cash provided by operating activities	4,651	741
Cash flows from investing activities:
Capital expenditures	(554)	(490)
Purchases of investments	(3,765)	(5,770)
Sales and maturities of investments	4,131	4,147
Divestiture proceeds, net of divested cash	—	959
Net cash (used in) investing activities	(188)	(1,154)
Cash flows from financing activities:
Proceeds from long-term debt	750	350
Payments and repurchases of long-term debt	(1,708)	(594)
Common stock repurchases	(473)	(2,181)
Proceeds from common stock issuances	29	37
Purchase of noncontrolling interest	(19)	—
Other financing activities, net	(13)	(5)
Net cash (used in) financing activities	(1,434)	(2,393)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	7
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	3,029	(2,799)
Cash and cash equivalents reclassified (to) from held for sale	—	(3)
Cash, cash equivalents and restricted cash and cash equivalents, beginning of period	14,156	17,452
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$17,185	$14,650
Supplemental disclosures of cash flow information:
Interest paid	$458	$495
Income taxes paid, net	$540	$821

The following table provides a reconciliation of cash, cash equivalents and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	September 30,
	2025	2024
Cash and cash equivalents	$17,058	$14,577
Restricted cash and cash equivalents, included in restricted deposits	127	73
Total cash, cash equivalents and restricted cash and cash equivalents	$17,185	$14,650

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q3	Q2	Q1	Q4	Q3
	2025	2025	2025	2024	2024
MEMBERSHIP
Traditional Medicaid (1)	11,115,400	11,227,400	11,369,400	11,408,100	11,478,600
High Acuity Medicaid (2)	1,591,000	1,592,300	1,589,400	1,595,400	1,590,200
Total Medicaid	12,706,400	12,819,700	12,958,800	13,003,500	13,068,800
Marketplace	5,828,100	5,862,800	5,626,000	4,382,100	4,501,300
Individual and Commercial Group (3)	447,900	449,700	448,200	431,400	426,600
Total Commercial	6,276,000	6,312,500	6,074,200	4,813,500	4,927,900
Medicare (4)	1,013,200	1,026,900	1,043,200	1,110,900	1,129,900
Medicare PDP	7,972,500	7,845,800	7,867,800	6,925,700	6,766,400
Total at-risk membership	27,968,100	28,004,900	27,944,000	25,853,600	25,893,000
TRICARE eligibles	—	—	—	2,747,000	2,747,000
Total	27,968,100	28,004,900	27,944,000	28,600,600	28,640,000

(1)	Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2)	Membership includes ABD, IDD, LTSS and MMP Duals.
(3)	Membership includes Commercial Group, ICHRA and Other Off-Exchange Individual.
(4)	Membership includes Medicare Advantage and Medicare Supplement.

NUMBER OF EMPLOYEES	60,900	60,300	60,400	60,500	60,700

DAYS IN CLAIMS PAYABLE	48	47	49	53	51

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$37,574	$36,403	$35,922	$34,433	$35,558
Unregulated	1,259	1,086	1,042	1,071	1,154
Total	$38,833	$37,489	$36,964	$35,504	$36,712

DEBT TO CAPITALIZATION	45.5%	39.0%	39.5%	41.2%	39.1%

OPERATING RATIOS	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
HBR	92.7%	89.2%	91.1%	87.9%
SG&A expense ratio	7.0%	8.3%	7.3%	8.4%
Adjusted SG&A expense ratio	7.0%	8.3%	7.3%	8.3%

HBR BY PRODUCT	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Medicaid	93.4%	93.1%	93.9%	92.3%
Commercial	89.9%	80.0%	85.3%	75.7%
Medicare (5)	94.3%	88.0%	90.6%	89.4%

(5)	Medicare includes Medicare Advantage, Medicare Supplement and Medicare PDP.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, September 30, 2024	$17,995
Less: Reinsurance recoverables	62
Balance, September 30, 2024, net	17,933
Incurred related to:
Current period	150,533
Prior periods	(2,548)
Total incurred	147,985
Paid related to:
Current period	130,581
Prior periods	13,954
Total paid	144,535
Plus: Premium deficiency reserve	37
Balance, September 30, 2025, net	21,420
Plus: Reinsurance recoverables	73
Balance, September 30, 2025	$21,493

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior periods" amount may be offset as Centene actuarially determines the "Incurred related to: Current period." Additionally, approximately $106 million was recorded as a reduction to premium revenues resulting from development within "Incurred related to: Prior periods" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior periods" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service September 30, 2024, and prior.